Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “MAX-1 ACQUISITION CORPORATION”, FILED IN THIS OFFICE ON THE SIXTH DAY OF FEBRUARY, A.D. 2017, AT 4:01 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey w. Bullock
Jeffrey w. Bullock, Secretary of State

6307721 8100 SR# 20170681556	Authentication: 201992499 Date: 02-06-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:01 PM 02/06/2017 FILED 04:01 PM 02/0612017 SR 20170681556 - File Number 6307721

CERTIFICATE OF INCORPORATION

OF

MAX-1 ACQUISITION CORPORATION

(Pursuant to Section 102 of the Delaware General Corporation Law)

1.             The name of the corporation is Max-1 Acquisition Corporation (the “Corporation”).

2.             The address of its registered office in the State of Delaware is 2140 South DuPont Highway, City of Camden, ZIP Code 19934, in the County of Kent. The name of its registered agent at such address is Paracorp Incorporated.

3.             The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

4.             The Corporation is to have perpetual existence.

5.             The total number of shares of capital stock which the Corporation shall have authority to issue is: fifty-five million (55,000,000). These shares shall be divided into two classes with fifty million (50,000,000) shares designated as common stock at $.0001 par value (the “Common Stock”) and five million (5,000,000) shares designated as preferred stock at $.0001 par value (the “Preferred Stock”).

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

6.             The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

7.             No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8.             The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants the Corporation the power to indemnify.

9.             The name and mailing address of the incorporator is Siyuan An, c/o Mitchell Silberberg & Knupp LLP, 11377 W Olympic Blvd., Los Angeles, CA 90064.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 6th day of February, 2017.

/s/ Siyuan An
Siyuan An
Incorporator

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